Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-3

(Form Type)

Allarity Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Type	Fee Calculation Rate Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value(2)	457(g)	4,877,778	$1.00	(3)	$4,877,778.00	(3)	$147.60 per $1,000,000	$719.96

Total Offering Amount						$4,877,778.00			$719.96
Total Fee Offsets									-
Net Fees Due									$719.96

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	Represents common stock to be offered for sale by certain of the selling stockholders issuable upon exercise of warrants to purchase shares of common stock at an exercise price of $1.00 per share, subject to adjustment (the “Inducement Warrants”) issued in a private placement of the Inducement Warrants pursuant to certain Warrant Exercise Inducement Letters dated September 14, 2023.

(3)	Pursuant to Rule 457(g) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share of the common stock issuable upon exercise of the warrants exercisable at $1.00 per share, estimated based upon the higher of (a) the exercise price of such warrants, and (b) $0.658, which is the average of the high and low prices of the registrant’s common stock on October 6, 2023 as reported on The Nasdaq Stock Market (“Nasdaq”).